CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

of

ZEC, INC.

ZEC, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  That at a meeting of the Board of Directors of ZEC, Inc. (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article First thereof, so that, as amended, such Article shall read in its entirety as follows:

FIRST

The name of the corporation is Worldwide Specialty Chemicals Inc.

SECOND:  That such amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 11th day of August, 2017.

By:

/s/ E. Thomas Layton

Name:

E. Thomas Layton

Title:

Chairman and CEO